CERTIFICATE OF TRUST

OF

GUARDIAN VARIABLE PRODUCTS TRUST

The undersigned, as initial trustee of Guardian Variable Products Trust, desiring to form a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”), hereby certifies as follows:

1. The name of the statutory trust is Guardian Variable Products Trust (the “Trust”).

2. The address of the registered office of the Trust is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of the Trust’s registered agent at such address is Corporation Service Company.

3. Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a “Series”). Separate and distinct records shall be maintained by the Trust for each Series and the assets associated solely with any such Series shall be held and accounted for separately from the assets of the Trust associated solely with any other Series.

4. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

5. The Trust will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811 of the Act.

/s/ Michael B. Cefole
Michael B. Cefole, not individually but solely as Trustee